Exhibit 99.1

CONTACT:
Michelle Calcagni	Lisa Lecas
847-720-1652	847-720-8243
Michelle.Calcagni@usfoods.com	Lisa.Lecas@usfoods.com

US FOODS ROCKETS INTO THE FUTURE WITH KEEN FOCUS ON CUSTOMERS

Company accelerating programs and initiatives that have made it an industry leader

ROSEMONT, III. – June 29, 2015 – Today, US Foods made a bold statement with its “Just Taking Off” campaign that officially marks the beginning of the company’s re-launch as an even stronger force in the foodservice industry. This declaration comes on the heels of the termination of the company’s proposed merger with Sysco.

“Throughout the unique environment of the past 18 months, we’ve continued to serve our customers by never forgetting what we’re about: delivering great food, cultivating talented food people and making it easy for our customers to work with us,” said John Lederer, president and CEO, US Foods. “It’s because of this unwavering dedication that I can confidently say that we are ready to take this company to the next level.”

Focused on accelerating the progress the company has already made, innovation – a long time company tenet – will be at the center of the re-launch strategy. Operators can expect to see more of the innovative and exclusive Scoop items that empower operators across the country to explore on-trend dishes and freshen up menus. New technology enhancements and intuitive business solutions are planned to increase business success and make working with US Foods even easier, and the company will continue to revolutionize the way the industry experiences food and business consultation with its Food Fanatics program.

“It’s evident that we have the talent, passion and financial foundation to become an even stronger force in the foodservice industry,” Lederer said. “Our unprecedented momentum is going to propel us farther and faster forward. I can’t wait for our customers to see all that we have in store for them.”

The company is in a strong financial position and is well prepared for this path. Over the last 18 months, the company has invested millions of dollars into new technology and fleet and building improvements, including the construction of new LEED certified facilities that service the Boston, Ma. and Jackson, Miss. markets.

US Foods has proven time and again that it has what it takes to invest in the tools and technologies to make it as easy, efficient and productive as possible for its customers to do business. Not only has the company embraced the digital and social age, US Foods has pioneered technology to the benefit of the foodservice industry, including the industry’s first integrated mobile app.

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To learn more about US Foods, visit www.usfoods.com. To see what Food Fanatics is all about, visit www.foodfanatics.com. You can also like us on Facebook, follow us on Twitter and watch our chefs in action on YouTube.

About US Foods

As one of America’s great food companies and leading distributors, US Foods is Keeping Kitchens CookingTM and making life easier for customers, including independent and multi-unit restaurants, healthcare and hospitality entities, government and educational institutions. With approximately $22 billion in annual revenue, the company offers more than 350,000 products, including high-quality, exclusive brands such as the innovative Chef’s Line®, a time-saving, chef-inspired line of scratch-quality products, and Rykoff Sexton®, a premium line of specialty ingredients sourced from around the world. The company proudly employs approximately 25,000 people in more than 60 locations nationwide. US Foods is headquartered in Rosemont, Ill., and jointly owned by affiliates of Clayton, Dubilier & Rice LLC and Kohlberg Kravis Roberts & Co. L.P. Discover more at www.usfoods.com.

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